EXHIBTI 10.56

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made as of April 1, 2005, by and between ALION SCIENCE AND TECHNOLOGY CORPORATION, a Delaware corporation (the “Company”) and P. Thomas Diamant (“Employee”);

WHEREAS, Employee has been actively involved in the business of John J. McMullen Associates, Inc., a New York corporation (“JJMA”) as an executive officer of JJMA;

WHEREAS, the Company on the date hereof, will acquire all of the issued and outstanding shares of the capital stock of the Company (the “Shares”) pursuant to a Stock Purchase Agreement, dated April 1, 2005, by and among the Company, JJMA, the John J. McMullen Associates, Inc. Employee Stock Ownership Trust and the other holders of equity interests in JJMA (the “Stock Purchase Agreement”);

WHEREAS, as a condition to the Company’s purchase of the Shares pursuant to the Stock Purchase Agreement, the Company has required that Employee be employed by the Company on the terms and conditions set forth herein; and

WHEREAS, Employee desires to be employed with the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree as follows:

1. Term of Employment. The Company hereby employs Employee and Employee hereby accepts such employment, subject to the supervision and direction of the Company’s Chairman and Chief Executive Officer (the “CEO”), for a term commencing upon the date hereof and continuing thereafter until the first anniversary of the date hereof (the “Term”), unless sooner terminated pursuant to Section 5 hereof.

2. Title and Duties. During the Term, Employee shall be employed by the Company as Senior Vice President, and shall devote as much of his time, attention, skill and efforts during normal working hours as is necessary to provide transition services related to the integration of JJMA into the Company. Company agrees that Employee may relocate from his present residence to a location which may not be near any facility of JJMA or the Company, and that Employee may provide the majority of his services from his home. It is anticipated that the level of services requested of the Employee will decline during the Term.

3. Compensation and Benefits. For all services rendered by Employee to the Company, the Company shall pay to Employee the compensation and other benefits set forth in this Section 3. All benefits and perquisites provided under this Agreement are subject to the terms and conditions of the applicable Company benefit plans or programs.

(a) Salary. During the period of Employee’s employment hereunder, the Company shall pay to Employee a salary at the rate of $344,000 per annum (the “Base Salary”). Base Salary shall be paid to Employee in accordance with the Company’s payroll practices in effect from time to time.

(b) Benefit Programs. During the term of this Agreement, the Employee shall be entitled to participate in all employee benefit programs which the Company now or shall hereafter have in effect for which Employee is eligible, subject to the terms and conditions thereof. Such benefits shall include, at a minimum, Company-paid medical, dental and long-term disability insurance, in amounts, and subject to such employee contributions, as determined in accordance with the terms of the Company’s employee benefit programs.

(c) Allowances. During the term of this Agreement, the Company will pay to the Employee additional cash allowances as follows: (i) cost of term life insurance up to the amount of $6,260; (ii) cost of athletic club membership up to the amount of $800; and (iii) cost of medical and dental care not covered by any Company benefit programs up to the amount of $13,000. The Company shall pay such amounts to Employee within 30 days after Employee has submitted cost substantiation for the expense.

(d) Additional Benefits. From the date of termination of this Agreement until the Employee or Employee’s spouse as of the date hereof, whoever is younger, reaches the age of at which he or she is eligible to receive Medicare retiree benefits, the Employee shall be eligible to participate in the Company’s Health and Welfare Benefit Program provided to senior executive officers to the extent available, or in an equivalent successor plan established by the Company. Employee shall be responsible for paying the standard employee contribution for active employees in accordance with the terms of the Plan, even if Employee is in fact no longer actively employed.

(e) Expenses. Subject to the usual policies and procedures of the Company, Employee shall be entitled to be fully reimbursed for reasonable expenses incurred by him in the performance of his duties hereunder, and the Company will, from time to time, reimburse Employee for all such reasonable expenses upon presentation of a written itemized account thereof together with such vouchers, receipts and other evidence of such expenses as the Company may reasonably deem to be necessary.

(f) Paid Time Off. Employee shall be entitled each year to 25 days Paid Time Off (“PTO”), as defined by the Company and in accordance with the Company’s PTO policies and procedures.

4. Conversion of ESOP Interests. Employee shall be eligible to participate in the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan (the “Company KSOP”), subject to the terms and conditions thereof. Upon termination of Employee’s employment pursuant to Section 5 hereof, Employee shall be entitled to receive his beneficial interest in the Company KSOP in cash in accordance with the terms of the Company KSOP.

5. Termination.

(a) Definitions. For purposes of this Section 5, the following terms shall have the meaning ascribed thereto:

(i) The term “Cause” shall mean that the Board of Directors of the Company has determined in its sole discretion that Employee has: (A) committed a material breach of any covenant or condition under this Agreement or the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated of even date herewith, between the Company and Employee, after notice of such and failure to cure the same within thirty (30) business days; (B) engaged in any act constituting dishonesty, fraud, immoral or disreputable conduct which is harmful to the Company or its reputation or would expose the Company to risk of civil, criminal or legal damages, liabilities or penalties; (C) engaged in any conduct which constitutes a felony under applicable law; (D) engaged in any act of misconduct which is materially and demonstrably injurious to the Company; (E) violated the Company’s Ethics Compliance Program; or (F) breached any fiduciary duty owed to the Company.

(ii) The term “Disability” shall mean physical or mental illness or disability, or combination thereof, that would result in Employee being treated as disabled under the Company’s disability policies then in effect.

(b) Events of Termination. This Agreement shall automatically terminate upon the completion of the Term. Prior to completion of the Term, this Agreement shall automatically terminate upon the happening of any of the following events:

(i) Upon Employee’s death;

(ii) Upon written notice by the Company to Employee or Employee’s personal representative upon Employee’s Disability;

(iii) Upon written notice of termination by the Company to Employee for Cause; or

(iv) Upon written notice of termination by the Company to Employee without Cause.

6. Effect of Termination.

(a) In the event of any termination under paragraph (iii) of Section 5(b), the Company shall pay to Employee or his estate all Base Salary to which Employee is entitled pro-rata through the date of such termination, and the Company shall have no further obligation to Employee hereunder.

(b) In the event of any termination under paragraphs (i), (ii), or (iv) of Section 5(b), the Company shall continue to pay to Employee all Base Salary, and to provide all other benefits specified herein, to which Employee is entitled through the period ending on the first anniversary of the date hereof, and, except as provide in Section 3(d) of this Agreement, the Company shall have no further obligation to Employee hereunder.

7. Additional Covenants. In consideration for the payments and agreements described in this Agreement, Employee agrees to the following:

(a) Return of Property; Intellectual Property Rights. On or before Employee’s termination of employment for any reason with the Company, Employee will return all property owned by the Company including files, documents, data and records (whether on paper, tapes, disks, or in any other form, electronic or otherwise), office equipment, credit cards, and employee identification cards. Employee acknowledges that the Company is the rightful owner of any programs, ideas, inventions, discoveries, copyright material, or trademarks that Employee may have originated or developed, or assisted in originating or developing, during his period of employment with the Company, where any such origination or development involved the use of Company time or resources, or the exercise of Employee’s responsibilities for or on behalf of the Company. Employee will at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents and taking any other actions that are necessary or requested by the Company to assist the Company in patenting, copyrighting, or registering any programs, ideas, inventions, discoveries, copyright material, or trademarks, and to vest title thereto in the Company.

(b) Proprietary and Confidential Information. Employee will at all times preserve the confidentiality of all proprietary information and trade secrets of the Company, except to the extent that disclosure of such information is legally required. The phrase “proprietary information” means information that has not been disclosed to the public and that is treated as proprietary or confidential within the business of the Company.

(c) Intellectual Property Assignment. Employee agrees to execute contemporaneously with this Agreement the attached Employee Intellectual Property Agreement.

(d) Ethics Compliance Program. Employee agrees to comply with the Company’s Code of Ethics under the Company’s Ethics Compliance Program attached hereto.

8. Remedies Upon Breach. Employee agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by Employee to perform any of his obligations under this Agreement. Any breach or threatened breach of any provision of this Agreement by Employee shall entitle the Company, in addition to any other remedies available to it at law or in equity (including, without limitation, the recovery of damages), to bring an action in any court of competent jurisdiction to enjoin any such breach or threatened breach and, without posting bond and without the need to prove damages, to obtain an order temporarily or permanently enjoining any such breach or threatened breach. Employee agrees that the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions set forth in this Agreement. Employee further acknowledges and agrees that the Company shall be entitled to recover from Employee any and all reasonable attorneys’ fees and other costs and expenses incurred by the Company in successfully enforcing its rights hereunder.

9. Affiliated Entities. Employee understands, acknowledges and agrees that Employee may from time to time perform services on behalf of, and become exposed to secret, confidential or proprietary information of, parents, subsidiaries or other affiliates of the Company. Therefore, references to the Company in this Agreement shall be construed to include the Company and all of its affiliated entities including, without limitation, JJMA and all other direct and indirect parent, subsidiary, brother or sister corporations of the Company.

11. Required Withholdings. All amounts due from the Company to Employee hereunder shall be paid to Employee net of all taxes and other amounts which the Company is required to withhold by law.

12. Binding Agreement; Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by Employee. Employee specifically consents to the assignment of this Agreement, and all rights of the Company contained herein, to any successor or assign of the Company.

13. Waiver. Any provision of this Agreement may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

14. Amendments. No amendment or alteration of the terms of this Agreement shall be valid unless made in a writing signed by both parties to this Agreement specifically referring to this Agreement.

15. Governing Law; Severability. This Agreement will be construed and enforced in accordance with the laws of the Commonwealth of Virginia without giving effect to choice or conflicts of laws principles. The provisions of this Agreement will be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding, or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding, and enforceable.

16. Notices. Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand, by courier, by facsimile, or sent by certified mail, return receipt requested, prepaid, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other and shall be deemed given as of the date of the delivery if delivered by hand, by facsimile or by courier or, if mailed, three (3) days after the date of mailing.

If to Employee:	11515 Lake Potomac Dr
Potomac, MD 20854
If to the Company:	Alion Science and Technology Corporation
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102
Attention: Kathy Madaleno
Fax: 703.714.6510

17. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one of such counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EMPLOYEE

By: /s/ P. Thomas Diamant

P.	Thomas Diamant

ALION SCIENCE AND TECHNOLOGY CORPORATION

By: /s/ John M. Hughes
Name: John M. Hughes
Title: Senior Vice President and Chief Financial Officer